Exhibit (a)(35)


                         [U.S. SURGICAL LETTERHEAD]


                                                  July 28, 1997

          By Overnight Courier and First Class Mail
          Circon Corporation
          6500 Hollister Avenue
          Santa Barbara, California  93117
          Attention:  Secretary

                    Re:  Notice of Intention to Nominate
                         Individuals for Election as Directors and Adopt Proposed Resolution at the 1997
                         Annual Meeting of Shareholders of Circon
                         Corporation

          Gentlemen:

                    United States Surgical Corporation, a Delaware corporation ("U.S. Surgical"), is the record owner of 1,000 shares of common stock, par value $.01 per share (the "Common Stock"), of Circon Corporation ("Circon" or the "Company") and the beneficial owner of an additional 1,959,348 shares of Common Stock. USS Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of U.S. Surgical ("USS"), is the record owner of 973,174 shares of Common Stock.

                    In accordance with Article II, Section 2.4.1 and Article III, Section 3.2 of the Bylaws of Circon (the "Advance Notice Bylaws"), U.S. Surgical and USS hereby notify you of their intent to nominate Victor H. Krulak and Charles M. Elson (the "U.S. Surgical Nominees") for election as directors of the Company at the Company's 1997 Annual Meeting of Shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the "Annual Meeting"). Each of the U.S. Surgical Nominees is being nominated for election as a Class I Director of the Company to serve for a three-year term. If either or both of the U.S. Surgical Nominees is unable to serve or is otherwise unavailable for election, we reserve the right to select an alternative nominee or nominees.

                    Pursuant to the Advance Notice Bylaws, we also hereby notify you of our intent to propose for shareholder approval at the Annual Meeting a non-binding shareholder resolution (the "Resolution") requesting Circon's Board of Directors (the "Circon Board") to arrange for the prompt sale of Circon to the highest bidder. A copy of the foregoing Resolution is attached as Exhibit A hereto. This letter and all Exhibits attached hereto are collectively referred to as the "Notice."

                    U.S. Surgical hereby represents that it is the record owner of 1,000 shares of Common Stock, and the beneficial owner of an additional 1,959,348 shares of Common Stock (including shares owned by USS). USS hereby represents that it is the record owner of 973,174 shares of Common Stock. Together, these shares represent, an aggregate of approximately 14.9% of the outstanding Common Stock as of the date hereof. U.S. Surgical and USS intend to nominate the U.S. Surgical Nominees and propose the Resolution at the Annual Meeting. In connection with such solicitation, U.S. Surgical and USS will prepare and utilize their own proxy materials in accordance with applicable law.

                    The information specified in the Advance Notice Bylaws is set forth below. Any facts disclosed below shall be deemed to have been disclosed for each clause and subclause hereof.

                    (i)    The reason for nominating the U.S.
          Surgical Nominees to the Circon Board is to seek to elect a director or directors who are committed to seeking to sell Circon in a transaction that is in the best interests of all Circon shareholders. The reason for proposing the Resolution is to seek a vote that will convey to the Circon Board the wishes of Circon shareholders to pursue a sale of Circon.

                    (ii) Our name and address as they appear on the Company's books is United States Surgical Corporation, 150 Glover Avenue, Norwalk, Connecticut 06856. USS's name and address as we believe they appear on the Company's books is USS Acquisition Corp., c/o United States Surgical Corporation, 150 Glover Avenue, Norwalk, Connecticut 06856.

                    (iii) As of the date hereof, U.S. Surgical is the record owner of 1,000 shares of Common Stock, and the beneficial owner of an additional 1,959,348 shares of Common Stock (including shares owned by USS), and USS is the record owner of 973,174 shares of Common Stock. Each of U.S. Surgical and USS therefore is the holder of record of stock of the Company entitled to vote for the election of directors on the date of this Notice, and representatives of U.S. Surgical intend to appear in person or by proxy at the Annual Meeting to nominate the U.S. Surgical Nominees.

                    (iv) Attached as Exhibits B and C hereto are copies of U.S Surgical's agreements with the U.S.
          Surgical Nominees, setting forth all arrangements and understandings between U.S. Surgical, USS and the U.S.
          Surgical Nominees.

                    (v)    U.S. Surgical and USS may be viewed as
          having an interest in the proposed stockholder business because such business may facilitate U.S. Surgical's and USS' proposed acquisition of Circon.

                    (vi)   Each of the U.S. Surgical Nominees has
          consented to serve as a director of Circon if so elected. Such consents are set forth on Exhibits D and E hereto.

                    (vii)  The names, ages and addresses of the
          U.S. Surgical Nominees are set forth in the following table:

          Name                  Age      Business Address
          ----                  ---      ----------------
          Charles M. Elson      37       Stetson University
                                         College of Law
                                         1401 61st Street South
                                         St. Petersburg FL  33707

          Victor H. Krulak      84       3045 Rosencrans
                                         San Diego, CA  92110

                    (viii) The principal occupation or employment of the U.S. Surgical Nominees are set forth in the following table:

          Name                     Employment
          ----                     ----------
          Charles M. Elson         Professor of Law at Stetson
                                   University College of Law since
                                   1990.  Of Counsel to the law
                                   firm of Holland & Knight since
                                   May, 1994.  Mr. Elson is a
                                   director of Sunbeam Corporation.

          Victor H. Krulak         President of Words Limited since
                                   1988.

                    (ix)   Charles M. Elson owns 6,963 shares of
          Common Stock.  Victor H. Krulak owns 6,963 shares of
          Common Stock.

                    (x)    Set forth as Exhibit F hereto and
          incorporated herein by reference is a copy of a preliminary proxy statement filed by U.S. Surgical and USS with the Securities and Exchange Commission on July
          25, 1997.

                    Pursuant to Article II, Sections 2.4.1 and
          2.7.3 of the Company's Bylaws, U.S. Surgical and USS hereby notify you of their intention to cumulate votes in the election of directors at the Annual Meeting provided that any other stockholder has given proper notice resulting in cumulative voting in the election of directors at the Annual Meeting. The foregoing is not a request by U.S. Surgical and USS seeking or proposing cumulative voting in the election of directors at the Annual Meeting.

                    In addition to the information provided in this Notice, the U.S. Surgical Nominees, U.S. Surgical and USS will promptly provide any and all additional information reasonably requested by the Company pursuant to the Advance Notice Bylaws.

                    This Notice fully complies with the provisions of the Bylaws. Any claim that this Notice is in any way defective should be immediately addressed to United States Surgical Corporation, 150 Glover Avenue, Norwalk, Connecticut 06856, Attention: Thomas R. Bremer, telephone: (203) 845-1055, facsimile: (203) 845-1393
          (with a copy to our counsel, Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, Attention: Morris J. Kramer, Esq., telephone:
          (212) 735-2700, facsimile: 212-735-2000 or Paul T.
          Schnell, Telephone (212) 735-2327, facsimile: (212) 735-
          2322) so that there is adequate opportunity to address such claim in a timely fashion. The giving of this Notice is not an admission that the Advance Notice Bylaws procedures are legal, valid or binding, and we reserve the right to challenge their validity.

                    Please sign the enclosed copy of this Notice in the space provided below and return it in the enclosed self-addressed Federal Express package.

                                   Very truly yours,

                                   UNITED STATES SURGICAL
                                   CORPORATION

                                   By: /s/ Thomas R. Bremer
                                       ____________________________
                                       Thomas R. Bremer
                                       Senior Vice President and
                                       General Counsel

          Received:

          CIRCON CORPORATION

          By:_________________________
             Name:
             Title:





                                                          Exhibit A

                    "RESOLVED, that the shareholders of Circon
               Corporation urge the Circon Board of Directors to arrange for the prompt sale of Circon to the highest bidder.





                                                         Exhibit B

                                                       July 24, 1997

          Mr. Victor H. Krulak
          3045 Rosecrans
          San Diego, CA  92110

          Dear Mr. Krulak:

                    This letter will serve to confirm our agreement regarding Circon Corporation ("Circon").

                    1. You will serve as a member of a slate of directors ("Nominee") to be proposed by United States Surgical Corporation ("USSC") for election to the Board of Directors of Circon at Circon's 1997 Annual Meeting of Shareholders, or other meeting of shareholders held in lieu thereof.

                    2. As consideration for your agreeing to serve as a Nominee, USSC is transferring to you, free and clear of all liens and claims, shares of Circon common stock (the "Stock") with a Market Value (defined below) of $100,000. "Market Value" shall be determined by calculating the average closing price of Circon common stock over the 5 trading days ending on the date of this letter agreement. Unlegended certificates representing the Stock will be delivered to you promptly following your execution and return of this letter. The Circon Stock shall be unrestricted and freely tradeable.

                    3. USSC also agrees to indemnify and hold you harmless from and against any and all losses, claims, damages, liabilities and expenses (collectively, "Losses") relating to or arising out of or based upon your being a Nominee or a "participant in a solicitation" (as defined in the Rules and Regulations under the Securities Exchange Act of 1934, as amended); provided however, that USSC will not be responsible for indemnifying you (i) for any Losses that are determined by final judgment of a court of competent jurisdiction to result from your bad faith or willful misconduct or which results due to any inaccuracy in the information provided by you to USSC, or (ii) for the payment in settlement of any claim made without the written consent of the undersigned (which consent shall not be unreasonably withheld); provided that USSC shall have the right to control the defense of any claim using counsel of its choice and, provided further, that you shall have the right to participate in the defense of any such claim with counsel of your choice.

                    USSC agrees to advance on a current basis your expenses (including counsel fees) to the fullest extent permitted by Section 145(e) of the Delaware General Corporation Law, as amended from time to time, upon receipt from you of the statutory undertaking, which need not be secured or guaranteed. The agreements contained in this paragraph 3 shall terminate and have no effect with respect to your acts or omissions occurring after your election as a director of Circon, but will survive with respect to claims, whenever asserted, based on circumstances occurring before said election.

                    4.  USSC will reimburse you promptly upon
          request for all expenses incurred by you in connection with this agreement, including travel expenses and counsel fees (including fees in connection with advice, negotiations, or enforcement with respect to the terms of this agreement and any indemnification and directors' liability insurance of Circon), but not including any expenses (except as expressly provided in paragraph 3 and this paragraph 4) incurred by you after your election as a director of Circon.

                    5. If you are elected to the Circon board of directors and you are not provided by Circon within 10 days with indemnification on substantially the same terms as are reflected in the form of indemnification agreement included as Exhibit 4 to Circon's Schedule 14-9 dated August 14, 1996 (the "Indemnification Agreement"), USSC will, at your request, enter into an agreement with you in substantially the form of the Indemnification Agreement contained substantially the terms contained in the Indemnification Agreement.

                    In agreeing to indemnify you as described above, USSC expressly acknowledges that, as a director of Circon and as a nominee for election to the Circon Board of Directors, you will exercise your independent judgment and act in accordance with your fiduciary duties as a director of Circon, and will not be required to reflect the views of USSC. Following your election to the Circon Board, you will have no obligation of any kind to USSC, except in your capacity as a shareholder of Circon, and only to the extent of duties owed to all Circon shareholders, generally.

                    6.  This agreement and the terms hereof are
          subject, and shall be governed by and construed in accordance with, the laws of the State of Delaware.

                    If you understand and agree to the terms of this letter, please sign and return a copy of this letter to me and complete the enclosed questionnaire and the nominee consent.

                    Thank you for your assistance in this matter.

                                        Very truly yours,

                                        Thomas R. Bremer
                                        Senior Vice President and
                                          General Counsel

          ACCEPTED:

          ----------------------
          Victor H. Krulak


          Date:
               -----------------





                                                        Exhibit C

                                                       July 24, 1997

          Mr. Charles M. Elson
          College of Law
          1401 61st Street South
          St. Petersburg, FL  33707

          Dear Mr. Elson:

                    This letter will serve to confirm our agreement regarding Circon Corporation ("Circon").

                    1. You will serve as a member of a slate of directors ("Nominee") to be proposed by United States Surgical Corporation ("USSC") for election to the Board of Directors of Circon at Circon's 1997 Annual Meeting of Shareholders, or other meeting of shareholders held in lieu thereof.

                    2. As consideration for your agreeing to serve as a Nominee, USSC is transferring to you, free and clear of all liens and claims, shares of Circon common stock (the "Stock") with a Market Value (defined below) of $100,000. "Market Value" shall be determined by calculating the average closing price of Circon common stock over the 5 trading days ending on the date of this letter agreement. Unlegended certificates representing the Stock will be delivered to you promptly following your execution and return of this letter. The Circon Stock shall be unrestricted and freely tradeable.

                    3. USSC also agrees to indemnify and hold you harmless from and against any and all losses, claims, damages, liabilities and expenses (collectively, "Losses") relating to or arising out of or based upon your being a Nominee or a "participant in a solicitation" (as defined in the Rules and Regulations under the Securities Exchange Act of 1934, as amended); provided however, that USSC will not be responsible for indemnifying you (i) for any Losses that are determined by final judgment of a court of competent jurisdiction to result from your bad faith or willful misconduct or which results due to any inaccuracy in the information provided by you to USSC, or (ii) for the payment in settlement of any claim made without the written consent of the undersigned (which consent shall not be unreasonably withheld); provided that USSC shall have the right to control the defense of any claim using counsel of its choice and, provided further, that you shall have the right to participate in the defense of any such claim with counsel of your choice.

                    USSC agrees to advance on a current basis your expenses (including counsel fees) to the fullest extent permitted by Section 145(e) of the Delaware General Corporation Law, as amended from time to time, upon receipt from you of the statutory undertaking, which need not be secured or guaranteed. The agreements contained in this paragraph 3 shall terminate and have no effect with respect to your acts or omissions occurring after your election as a director of Circon, but will survive with respect to claims, whenever asserted, based on circumstances occurring before said election.

                    4.  USSC will reimburse you promptly upon
          request for all expenses incurred by you in connection with this agreement, including travel expenses and counsel fees (including fees in connection with advice, negotiations, or enforcement with respect to the terms of this agreement and any indemnification and directors' liability insurance of Circon), but not including any expenses (except as expressly provided in paragraph 3 and this paragraph 4) incurred by you after your election as a director of Circon.

                    5. If you are elected to the Circon board of directors and you are not provided by Circon within 10 days with indemnification on substantially the same terms as are reflected in the form of indemnification agreement included as Exhibit 4 to Circon's Schedule 14-9 dated August 14, 1996 (the "Indemnification Agreement"), USSC will, at your request, enter into an agreement with you in substantially the form of the Indemnification Agreement contained substantially the terms contained in the Indemnification Agreement.

                    In agreeing to indemnify you as described above, USSC expressly acknowledges that, as a director of Circon and as a nominee for election to the Circon Board of Directors, you will exercise your independent judgment and act in accordance with your fiduciary duties as a director of Circon, and will not be required to reflect the views of USSC. Following your election to the Circon Board, you will have no obligation of any kind to USSC, except in your capacity as a shareholder of Circon, and only to the extent of duties owed to all Circon shareholders, generally.

                    6.  This agreement and the terms hereof are
          subject, and shall be governed by and construed in accordance with, the laws of the State of Delaware.

                    If you understand and agree to the terms of this letter, please sign and return a copy of this letter to me and complete the enclosed questionnaire and the nominee consent.

                    Thank you for your assistance in this matter.

                                        Very truly yours,

                                        Thomas R. Bremer
                                        Senior Vice President and
                                          General Counsel

          ACCEPTED:

          ----------------------
          Charles M. Elson


          Date:
               -----------------





                                                        Exhibit D

                               NOMINEE CONSENT


                                              July 24, 1997

          Circon Corporation
          6500 Hollister Avenue
          Santa Barbara, California  93117

          Attention:  Corporation Secretary

          Gentlemen:

               You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by United States Surgical Corporation to Circon Corporation of its intention to nominate the undersigned and certain other persons as directors of Circon Corporation and to conduct certain other matters at the Circon Corporation 1997 Annual Meeting of Shareholders or other meeting of shareholders held in lieu thereof (the "Annual Meeting"), (ii) being named as a nominee in a proxy statement soliciting proxies for the undersigned's election as a director of Circon Corporation at the Annual Meeting, and (iii) serving as a director of Circon Corporation if elected at the Annual Meeting.

                                        Very truly yours,

                                        --------------------------
                                        Victor H. Krulak





                                                        Exhibit E

                               NOMINEE CONSENT


                                        July 24, 1997

          Circon Corporation
          6500 Hollister Avenue
          Santa Barbara, California  93117

          Attention:  Corporation Secretary

          Gentlemen:

               You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by United States Surgical Corporation to Circon Corporation of its intention to nominate the undersigned and certain other persons as directors of Circon Corporation and to conduct certain other matters at the Circon Corporation 1997 Annual Meeting of Shareholders or other meeting of shareholders held in lieu thereof (the "Annual Meeting"), (ii) being named as a nominee in a proxy statement soliciting proxies for the undersigned's election as a director of Circon Corporation at the Annual Meeting, and (iii) serving as a director of Circon Corporation if elected at the Annual Meeting.

                                        Very truly yours,

                                        ---------------------------
                                        Charles M. Elson





                                                        Exhibit F


                        PRELIMINARY PROXY MATERIALS

                              PROXY STATEMENT
                                     OF
                     UNITED STATES SURGICAL CORPORATION
                              IN OPPOSITION TO
                             BOARD OF DIRECTORS
                                     OF
                             CIRCON CORPORATION
                              ________________

                    1997 ANNUAL MEETING OF SHAREHOLDERS
                              ________________

               This Proxy Statement and the accompanying BLUE Proxy Card are being furnished in connection with the solicitation of proxies by United States Surgical Corporation ("U.S. Surgical Corp.") and its wholly owned subsidiary, USS Acquisition Corp. ("USSA" and, together with U.S. Surgical Corp., "U.S. Surgical"), to be used at the 1997 Annual Meeting of Shareholders of Circon Corporation ("Circon" or the "Company") and at any and all adjournments, postponements, reschedulings or continuations, or any other meeting of shareholders held in lieu thereof (the "Annual Meeting"). Circon has not yet announced the record date or date of the Annual Meeting.

               THIS SOLICITATION IS BEING MADE BY U.S. SURGICAL,
          AND NOT ON BEHALF OF THE CIRCON BOARD.

               At the Annual Meeting, two Class I Directors of Circon will be elected for a three-year term expiring at the 2000 Annual Meeting of Shareholders. In opposition to the solicitation of proxies by the Circon Board of Directors (the"Circon Board"), U.S. Surgical is proposing a slate of two independent nominees, Charles M. Elson and Victor H. Krulak, for election as Class I Directors of Circon (the "U.S. Surgical Nominees").

               Both U.S. Surgical Nominees are committed to a sale
          of Circon at a price not less than $[   ] per share of
          Common Stock, par value $.01 per share (the "Shares" or the "Circon Shares").

               U.S. Surgical intends to commence shortly a tender offer (the "Offer") to purchase all outstanding Circon Shares not owned by U.S. Surgical at a price of $[ ] in cash per Circon Share. For a description of several prior offers that U.S. Surgical has made to acquire Circon Shares since August 2, 1996, see "Background of the Solicitation the Initial Offer."

               You will also be asked at the Annual Meeting to consider and vote upon the following resolution (the "Maximize Value Resolution"): "RESOLVED, that the shareholders of Circon Corporation urge the Circon Board of Directors to arrange for the prompt sale of Circon to the highest bidder.

               U.S. Surgical believes that the election of the two U.S. Surgical Nominees and the approval of the Maximize Value Resolution represents the best means for Circon shareholders to express their support for a prompt sale of Circon. For over a year, the current Circon Board has resisted previous offers by U.S. Surgical to acquire Circon, despite the fact that Circon shareholders owning more than a majority of the outstanding Circon Shares have repeatedly expressed their desire that Circon be sold by tendering their Shares in U.S. Surgical's Initial Offer described below. The incumbent Circon Directors have not presented you with any alternative other than Circon remaining independent. See "Background of the
          Solicitation The Initial Offer"   However, because the
          U.S. Surgical Nominees, if elected, will fill only two of the six seats on the Circon Board, and because the Maximize Value Resolution is not binding on the Circon Board, there can be no assurance that the Circon Board will seek to sell Circon, even if the U.S. Surgical Nominees are elected and the Maximize Value Resolution is adopted by Circon Shareholders.

               The enclosed BLUE proxy card may be executed by holders of record at the close of business on the record date (the "Record Date") designated by the Circon Board as the date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Shareholders of record at the close of business on the Record Date will be entitled to one vote at the Annual Meeting for each Share held on the Record Date, except that U.S. Surgical expects that cumulative voting will apply in the election of directors. Under cumulative voting, each shareholder is entitled to the number of votes to which such shareholders' shares would normally be entitled, multiplied by the number of directors to be elected. A shareholder then may cast all of such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. The proxy statement furnished by Circon to shareholders (the "Circon Proxy Statement") will contain certain information concerning the Annual Meeting and the Record Date. At the date of this Proxy Statement, U.S. Surgical is the record holder of an aggregate of 973,194 Circon Shares and the beneficial owner of an aggregate of 1,959,348 Circon Shares, which it believes represent approximately 14.8% of the Shares outstanding. According to Circon's Quarterly Report on Form 10-Q for the period ending March 31, 1997, there were 13,243,448 Circon Shares outstanding as of March 31, 1997. U.S. Surgical intends to vote such Shares for the election of the U.S. Surgical Nominees and for the Maximize Value Resolution.

               Although U.S. Surgical does not presently intend to alter the terms of the Offer, it is possible that, depending on the facts and circumstances existing at the time, the terms might be altered in one or more respects. It is not possible at this time to determine whether, if U.S. Surgical should withdraw, or materially amend, the terms of the Offer prior to the Annual Meeting, U.S. Surgical would continue to seek to elect the U.S. Surgical Nominees or to seek adoption of the Maximize Value Resolution. U.S. Surgical will, however, disseminate information regarding such changes, if any, to Circon shareholders and, in appropriate circumstances, will provide shareholders with a reasonable opportunity to revoke their proxies prior to the Annual Meeting.

                               ________________

               This Proxy Statement and the BLUE proxy card are first being mailed or furnished to Circon shareholders on or about ___________, 1997. The principal executive offices of Circon are located at 6500 Hollister Avenue, Santa Barbara, California 93117.

               U.S. SURGICAL IS SOLICITING PROXIES FOR THE ELECTION OF THE TWO U.S. SURGICAL NOMINEES AND FOR THE ADOPTION OF THE MAXIMIZE VALUE RESOLUTION.

                                  IMPORTANT

                      AT THE ANNUAL MEETING, U.S. SURGICAL SEEKS
           (1) TO ELECT THE TWO U.S. SURGICAL NOMINEES AS THE
           CLASS I DIRECTORS OF CIRCON AND (2) APPROVAL OF THE
           MAXIMIZE VALUE RESOLUTION.

                      YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY
           OR HOW FEW CIRCON SHARES YOU OWN. U.S. SURGICAL URGES YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED BLUE ANNUAL MEETING PROXY CARD TO VOTE FOR ELECTION OF THE U.S. SURGICAL NOMINEES AND FOR THE APPROVAL OF THE MAXIMIZE VALUE RESOLUTION.

                     A VOTE FOR THE U.S. SURGICAL NOMINEES AND
           APPROVAL OF THE PROPOSED MAXIMIZE VALUE RESOLUTION WILL ENABLE YOU--AS THE OWNERS OF CIRCON--TO SEND A MESSAGE TO THE CIRCON BOARD THAT YOU ARE IN FAVOR OF A SALE OF CIRCON.

                    U.S. SURGICAL URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY CIRCON. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING TO U.S. SURGICAL, C/O KISSEL-BLAKE INC., 110 WALL STREET, NEW YORK, NEW YORK 10005 (THE "AGENT"), OR TO THE SECRETARY OF CIRCON, OR BY VOTING IN PERSON AT THE ANNUAL MEETING. ONLY YOUR LATEST DATED PROXY WILL COUNT AT THE ANNUAL MEETING. SEE "PROXY PROCEDURES" BELOW.

                     IMPORTANT NOTE: IF YOUR CIRCON SHARES ARE
           REGISTERED IN YOUR OWN NAME, PLEASE MARK, SIGN AND DATE THE ENCLOSED BLUE ANNUAL MEETING PROXY CARD AND RETURN IT TO U.S. SURGICAL, C/O KISSEL-BLAKE INC. IN THE ENCLOSED ENVELOPE IN TIME TO BE VOTED AT THE ANNUAL MEETING. IF ANY OF YOUR CIRCON SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, BANK NOMINEE OR OTHER INSTITUTION ON THE RECORD DATE, ONLY IT CAN VOTE SUCH CIRCON SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS. ACCORDINGLY, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THAT PERSON TO EXECUTE ON YOUR BEHALF THE BLUE ANNUAL MEETING PROXY CARD. U.S. SURGICAL URGES YOU TO CONFIRM YOUR INSTRUCTIONS IN WRITING TO THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND TO PROVIDE A COPY OF SUCH INSTRUCTIONS TO U.S. SURGICAL , C/O KISSEL-BLAKE INC. AT THE ADDRESS INDICATED BELOW:

                              KISSEL-BLAKE INC.
                               110 WALL STREET
                          NEW YORK, NEW YORK  10005
                        CALL TOLL-FREE (800) 554-7733
                BROKERS AND BANKS, PLEASE CALL (212) 344-6733

                      THE U.S. SURGICAL NOMINEES SUPPORT
                          THE PROMPT SALE OF CIRCON

               The U.S. Surgical Nominees are committed to a prompt
          sale of Circon for a price of not less than $[    ] per
          Circon Share. In order to permit the Offer to proceed, U.S. Surgical needs the cooperation of the Circon Board to redeem the Rights (the "Rights Condition") and to approve the Offer and the proposed second-step merger (the "Proposed Merger") at $ per Share for the purposes of Section 203 of the Delaware General Corporation Law (the "Business Combination Condition").

               If elected, the two U.S. Surgical Nominees will constitute a minority of the six member Circon Board. Under Circon's Certificate of Incorporation and Bylaws, a majority of the whole Board constitutes a quorum, and Board action may be taken by a vote of a majority of the directors when a quorum is present. Accordingly, the U.S. Surgical Nominees would generally not be able, without the support of at least one or two other Board members, to unilaterally take Board action.

               Nonetheless, if elected, the U.S. Surgical Nominees will, subject to their fiduciary duties, seek to convince other members of the Circon Board to vote with them to arrange a prompt sale of Circon to the highest bidder.
          If the requisite Board vote for a sale of Circon is received, the U.S. Surgical Nominees would support an auction of Circon on a prompt basis by any appropriate process the Circon Board chooses to adopt. While the U.S. Surgical Nominees, as a minority of the Circon Board, could not alone determine what process should be followed, it would be customary for such an auction to involve the provision of nonpublic information concerning Circon to bidders.

               The U.S. Surgical Nominees support the prompt sale of Circon to the highest bidder, whether in cash or some other form of consideration. The U.S. Surgical Nominees would expect that bids would be evaluated based on, among other things, the value of the consideration offered, the ability of the bidder to finance the bid, the quality of any non-cash consideration offered (including the financial condition of any bidder offering non-cash consideration), and the timing and likelihood of consummation of the proposed transaction in light of any required financing or regulatory approvals.

               If no viable bids in excess of the price offered by U.S. Surgical pursuant to the Offer are received, the U.S. Surgical Nominees would also seek to convince other members of the Circon Board to vote with them to take all steps, including redemption of the Rights, necessary to permit the Offer and the Proposed Merger to proceed as promptly as practicable.

               U.S. Surgical believes that the election of the two U.S. Surgical Nominees and the approval of the Maximize Value Resolution represents the best means for Circon shareholders to express their support for a prompt sale of Circon. For over a year, the current Circon Board has resisted previous offers by U.S. Surgical to acquire Circon, despite the fact that Circon shareholders owning more than a majority of the outstanding Circon Shares have repeatedly expressed their desire that Circon be sold by tendering their Shares in U.S. Surgical's Initial Offer. The incumbent Circon Directors have not presented you with any alternative other than Circon remaining
          independent.   See "Background of the Solicitation the
          Initial Offer."   However, because the U.S. Surgical
          Nominees, if elected, will fill only two of the six seats on the Circon Board, and because the Maximize Value Resolution is not binding on the Circon Board, there can be no assurance that the Circon Board will seek to sell Circon, even if the U.S. Surgical Nominees are elected and the Maximize Value Resolution is adopted by Circon Shareholders.

               For information about the Minimum Condition, the Rights Condition and the Business Combination Condition of the Offer, see "Terms and Conditions of the Offer" below.

               If, like us, you believe that you should have the opportunity to decide the future of your Company and that
          you should have the chance to receive not less than $[    ]
          per Circon Share for all of your Shares, U.S. Surgical urges you to vote your BLUE Annual Meeting proxy card FOR each of the U.S. Surgical Nominees and FOR the approval of the Maximize Value Resolution. Both of the U.S. Surgical Nominees will, subject to their fiduciary duties, seek to give all shareholders the opportunity to
          sell their Circon Shares at a price of not less than $[   ]
          per Share.

                              QUORUM AND VOTING

               The Circon Proxy Statement is required to provide information about the number of shares of Circon's stock outstanding and entitled to vote on the Record Date for the Annual Meeting, and reference is made thereto for such information. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote on matters that come before the Annual Meeting.

               The presence in person or by proxy of the holders of a majority of the Circon Shares issued and outstanding and entitled to vote thereat are necessary to constitute a quorum at the Annual Meeting. If a quorum is not present or represented by proxy, the shareholders entitled to vote, present or represented by proxy, have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present or represented.

               Each holder of a Circon Share is entitled to one vote for each Share held, except that cumulative voting will apply in the election of directors if any shareholder properly notifies Circon of an intention to vote cumulatively at the Annual Meeting as discussed in the Circon Proxy Statement. U.S. Surgical expects that cumulative voting will apply in the election of directors at the Annual Meeting.

               In the election of directors under cumulative voting, each shareholder is entitled to the number of votes to which such shareholder's Circon Shares would normally be entitled, multiplied by the number of directors to be elected. A shareholder may then cast all of such votes for a single candidate or may allocate them among as many candidates as the shareholder may choose. Directors will be elected by a plurality of the votes cast by shareholders at the Annual Meeting. Votes not cast at the Annual Meeting because authority to vote for nominees is withheld and as a result of broker non-votes will not affect the outcome of the election of directors.

               U.S. Surgical intends to vote all of its Circon Shares, and those for which U.S. Surgical is given proxies, FOR the election of the U.S. Surgical Nominees. If cumulative voting is used, U.S. Surgical intends to cumulate its votes in such a manner as to obtain the maximum representation on the Circon Board.

               If cumulative voting is used, unless otherwise indicated by a shareholder, a vote for the U.S. Surgical Nominees will give U.S. Surgical discretionary authority to cumulate all votes to which the shareholder is entitled and to allocate them in favor of either or both of the U.S. Surgical Nominees as U.S. Surgical may determine. The effect of cumulation and voting in accordance with that discretionary authority may be to offset the effect of a shareholder's having withheld authority to vote for one of the U.S. Surgical Nominees because proxyholders will be able to allocate votes of shareholders who have not withheld authority to vote in any manner they determine among such nominees. If a shareholder desires specifically to allocate votes among the U.S. Surgical Nominees, the shareholder should so specify on the BLUE Annual Meeting proxy card.

               With respect to voting upon the Maximize Value Resolution, each Circon Share entitles the holder thereof to one vote. Adoption of the Maximize Value Resolution requires the affirmative vote of a majority of the Circon Shares represented and entitled to vote at the Annual Meeting. Accordingly, assuming a quorum is present at the Annual Meeting, abstentions will count as votes cast against the Maximize Value Resolution and broker non-votes will have no effect on the outcome of the vote.

                 PROPOSAL ONE - ELECTION OF CLASS I DIRECTORS

               According to publicly available information, Circon currently has six Directors, divided into three classes having staggered terms of three years each. The terms of the two incumbent Class I Directors, Richard A. Auhll and Paul W. Hartloff, Jr., will expire at the Annual Meeting.

               U.S. Surgical proposes that the Circon shareholders elect the U.S. Surgical Nominees as the Class I Directors of Circon at the Annual Meeting. The two U.S. Surgical Nominees are listed below and have furnished the following information concerning their principal occupations or employment and certain other matters.
          Each U.S. Surgical Nominee, if elected, would hold office until the 2000 Annual Meeting of Shareholders and until a successor has been elected and qualified or until his earlier death, resignation or removal. Although U.S. Surgical has no reason to believe that either of the U.S. Surgical Nominees will be unable to serve as directors, if any one or more of the U.S. Surgical Nominees is unable to serve or is otherwise unavailable for election as a director, the persons named on the BLUE Annual Meeting proxy card have agreed to vote for the election of such other substitute nominees as may be proposed by U.S. Surgical. U.S. Surgical is soliciting proxies for the election of the two U.S. Surgical Nominees in opposition to the two Circon nominees.

               U.S. SURGICAL STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION OF THE U.S. SURGICAL NOMINEES ON THE ENCLOSED BLUE PROXY CARD.

          U.S. SURGICAL NOMINEES FOR CLASS I DIRECTORS:

               The information below is provided with respect to the two U.S. Surgical nominees for directors of Circon.

                                       Principal Occupation and
            Name, Principal Business   Business Experience During
                Address and Age        Last Five Years; Current
                                       Directorships

           Charles M. Elson   (37)     Professor of Law at
           Stetson University          Stetson University College
           College of Law              of Law since 1990.  Of
           1401 61st Street South      Counsel to the law firm of
           St. Petersburg FL   33707   Holland & Knight since May
                                       1995.  Mr. Elson is a
                                       director of Sunbeam
                                       Corporation.

           Victor H. Krulak    (84)    President of Words
           3045 Rosencrans             Limited, an editorial and
           San Diego, CA 92110         feature syndicate,
                                       since 1988.

               Each of the U.S. Surgical nominees is a United
          States citizen. As of the date of this Proxy Statement, Mr. Krulak beneficially owns 6,963 Circon Shares and Mr. Elson beneficially owns 6,963 Circon Shares.

               The accompanying BLUE Annual Meeting proxy card will be voted at the Annual Meeting in accordance with your instructions on such card. You may vote FOR the election of the U.S. Surgical Nominees as the Class I Directors of Circon or withhold authority to vote for the election of the U.S. Surgical Nominees by marking the proper box on the BLUE Annual Meeting proxy card. You may also withhold your vote from any of the U.S. Surgical Nominees by writing the name of such nominee in the space provided on the BLUE Annual Meeting proxy card. If no marking is made, you will be deemed to have given a direction to vote the Share represented by the BLUE Annual Meeting proxy card FOR the election of all of the U.S. Surgical Nominees provided that you have signed and dated the proxy card.

               U.S. Surgical believes that it is in your best interest to elect the U.S. Surgical Nominees at the Annual Meeting. Both U.S. Surgical Nominees are committed to giving each Circon shareholder the
          opportunity to receive not less than $[   ] per Circon
          Share for all of their Shares.

               Each of the U.S. Surgical Nominees has been paid a fee of $100,000, payable in 6,963 Circon Shares, by U.S. Surgical for agreeing to stand for election as a director of Circon. In addition, it is anticipated that each U.S. Surgical Nominee, upon election, will receive director's fees, consistent with Circon's past practice, for services as a director of Circon. According to Circon's 1996 Proxy Statement, outside directors of Circon received an annual retainer of $2,500 for service on the Circon Board, including service on any Board committees. In addition, such directors also received a fee of $500 for each Board and committee meeting attended and reimbursement of expenses incurred in connection with attendance at Board and committee meetings. U.S. Surgical Corp. has agreed to indemnify each U.S. Surgical Nominee, to the extent permitted by applicable law, from and against any and all expenses, liabilities or losses of any kind arising out of any threatened or filed claim, action, suit, or proceeding asserted against or incurred by the U.S. Surgical Nominee in his capacity as a nominee for election as a director of Circon. In addition, following their election to the Circon Board, if Circon does not provide the U.S. Surgical Nominees with the same indemnification agreements provided to the current directors of Circon, U.S. Surgical Corp. has agreed to enter into agreements providing the same level of indemnification. U.S. Surgical Corp. has also agreed to reimburse each U.S. Surgical Nominee for his reasonable out-of-pocket expenses, including reasonable fees and expenses of counsel.

                 PROPOSAL TWO - THE MAXIMIZE VALUE RESOLUTION

               At the Annual Meeting, U.S. Surgical intends to present the following Maximize Value Resolution for adoption by Circon shareholders:

                    "RESOLVED, that the shareholders of Circon
               Corporation urge the Circon Board of Directors to arrange for the prompt sale of Circon to the highest bidder."

               U.S. SURGICAL STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE MAXIMIZE VALUE RESOLUTION.

               The purpose of the Maximize Value Resolution, is to give all Circon shareholders the opportunity to send a message to the Circon Board that they support the prompt sale of Circon to the highest bidder. Even if it is approved by a majority of the Circon Shares represented and entitled to vote at the Annual Meeting, the Maximize Value Resolution will not be binding on the Circon Board. U.S. Surgical believes however, that if the Maximize Value Resolution receives substantial support from Circon shareholders, the Circon Board may choose to carry out the request set forth in the Maximize Value Resolution.

               If elected, the U.S. Surgical Nominees will, subject to their fiduciary duties, seek to convince other members of the Circon Board to vote with them to arrange for a prompt sale of Circon to the highest bidder. If the requisite Board vote for a sale of Circon is received, the U.S. Surgical Nominees would support an auction of Circon on a prompt basis by any appropriate process the Circon Board chooses to adopt. While the U.S. Surgical Nominees, as a minority of the Circon Board, could not alone determine what process should be followed, it would be customary for such an auction to involve the provision of nonpublic information concerning Circon to bidders.

               The U.S. Surgical Nominees support the prompt sale of Circon to the highest bidder, whether in cash or some other form of consideration. The U.S. Surgical Nominees would expect that bids would be evaluated based on, among other things, the value of the consideration offered, the ability of the bidder to finance the bid, the quality of any non-cash consideration offered (including the financial condition of any bidder offering non-cash consideration), and the timing and likelihood of consummation of the proposed transaction in light of any required financing or regulatory approvals.

               If no viable bids in excess of the price to be offered by U.S. Surgical pursuant to the Offer are received, the U.S. Surgical Nominees would also seek to convince other members of the Circon Board to vote with them to take all steps, including redemption of the Rights, necessary to permit the Offer and the Proposed Merger to proceed as promptly as practicable.

               U.S. Surgical believes that approval of the Maximize Value Resolution, together with the election of the two U.S. Surgical Nominees, would send a strong message to the Circon Board that Circon stockholders want to maximize the value of their investment in the Company on an expeditious timetable, and would make it more likely that such an outcome will result. U.S. Surgical further believes that if the Maximize Value Resolution is adopted, the Circon Board and Circon's management will interpret such adoption as a message from the Company's stockholders that it is no longer acceptable for the Circon Board to continue with its current management business plans and strategies.

               The accompanying BLUE Annual Meeting proxy card will be voted in accordance with your instructions at the Annual Meeting. You may vote FOR the Maximize Value Resolution or vote against, or abstain from voting on, the Maximize Value Resolution by marking the proper box on the BLUE proxy card for the Annual Meeting. If no marking is made, you will be deemed to have given a direction to vote the Circon Shares represented by the BLUE proxy card FOR the Maximize Value Resolution.

                        OTHER MATTERS TO BE CONSIDERED
                            AT THE ANNUAL MEETING

               U.S. Surgical is not presently aware of any matters to be presented for a vote of shareholders at the Annual Meeting other than the election of directors and the Maximize Value Resolution. If any other matter properly comes before the Annual Meeting, the persons named as proxies on the enclosed BLUE Proxy Card will have discretionary authority to vote all shares covered by such proxies in accordance with their best judgment with respect to such matter, unless they are directed by a proxy to do otherwise.

                               PROXY PROCEDURES

               The Circon shares represented by each BLUE Proxy Card which is properly executed and returned will be voted at the Annual Meeting in accordance with the instructions marked thereon. Executed but unmarked BLUE Proxy Cards will be voted FOR the election of the two U.S. Surgical Nominees as directors and FOR the adoption of the Maximize Value Resolution.

               With the exception of the election of directors and consideration of the Maximize Value Resolution. U.S.
          Surgical is not aware at the present time of any other matter which is scheduled to be voted upon by shareholders at the Annual Meeting.

               In order for your views on the above-described proposals to be represented at the Annual Meeting, please mark, sign and date the enclosed BLUE Annual Meeting proxy card and return it to U.S. SURGICAL, c/o Kissel-Blake Inc. in the enclosed envelope in time to be voted at the Annual Meeting. Execution of the BLUE proxy card will not affect your right to attend the Annual Meeting and to vote in person. Any proxy (including a proxy given to Circon) may be revoked at any time before it is voted by (a) submitting a duly executed new proxy bearing a later date, (b) attending and voting in person at the particular meeting or (c) at any time before a previously executed proxy is voted, giving written notice of revocation to either (i) U.S. Surgical, c/o Kissel-Blake, Inc., 110 Wall Street, New York, New York 10005, or (ii) Circon, 6500 Hollister Avenue, Santa Barbara, California 93117. U.S. Surgical requests that a copy of any revocation sent to Circon also be sent to U.S. Surgical, c/o Kissel-Blake, Inc. at the above address. Merely attending the Annual Meeting will not revoke any previous proxy which has been duly executed by you. The BLUE proxy card furnished to you by U.S. Surgical, if properly executed and delivered, will revoke all prior proxies. Only your latest dated proxy for the Annual Meeting will count.

               Only holders of record as of the close of business on the Record Date will be entitled to vote. If you are a shareholder of record on the Record Date, you will retain your voting rights for the Annual Meeting even if you sell such Circon Shares after the Record Date. Accordingly, it is important that you vote the Circon Shares held by you on the Record Date, or grant a proxy to vote such Shares on BLUE Annual Meeting proxy card, even if you sell such Shares after the Record Date.

               If any of your Circon Shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only it can vote such Circon Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute on your behalf the BLUE Annual Meeting proxy card.

               U.S. SURGICAL URGES YOU TO MARK, SIGN, DATE AND
          RETURN THE BLUE PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING WITHIN THE UNITED STATES.

                            PRINCIPAL SHAREHOLDER

               The following table sets forth, as of the date of this Proxy Statement, the number and percent of outstanding Circon Shares beneficially owned by U.S.
          Surgical:

                                           Number of       Percentage of
                                           Shares          Shares
              Name and Address             Beneficially    Beneficially
              of Shareholder               Owned           Owned

              U.S. Surgical . . . . . . .   1,959,348       14.8%

               The Circon Proxy Statement is required to set forth information as to the number and percentage of outstanding shares beneficially owned by (i) each person known by Circon to own more than 5% of the outstanding Shares, (ii) each director of Circon, (iii) each of the five most highly paid executive officers of Circon, and
          (iv) all executive officers and directors of Circon as a group, and reference is made thereto for such information. See "Other Information" below.

              BACKGROUND OF THE SOLICITATION - THE INITIAL OFFER

               On August 2, 1996, U.S. Surgical commenced a tender offer (the "Initial Offer") for all outstanding Circon Shares at $18 in cash per Circon Share together with the associated preferred share purchase rights (the "Rights") issued pursuant to the Preferred Shares Rights Agreement (the "Rights Agreement") dated as of August 14, 1996, between Circon and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. On December 18, 1996, U.S. Surgical amended its Initial Offer by decreasing the price offered to $17 in cash per Circon Share. U.S. Surgical took this action because, as it previously disclosed, it believes that, as a result of the steps taken by Circon's management to entrench themselves and Circon's performance to that date, U.S. Surgical could no longer justify the higher price. On June 16, 1997, U.S. Surgical further amended its tender offer by decreasing the number of Circon Shares subject to the tender offer to up to an aggregate of 973,174 Circon Shares and decreasing the price offered to $14.50 in cash per Share (and associated Right). The reduced price offered reflected both U.S. Surgical's view of Circon's results over the previous three quarters and the fact that U.S. Surgical would not acquire control of Circon as a result of the offer. The number of Circon Shares which U.S. Surgical tendered for is the approximate maximum number of Circon Shares which U.S. Surgical could acquire without triggering Circon's "poison pill". On July 15, 1997, U.S. Surgical accepted for payment 973,174 Circon Shares.

          TERMS AND CONDITIONS OF THE OFFER

               U.S. Surgical intends to commence shortly the Offer
          for all outstanding Shares at $[   ] in cash per Share.
          The purpose of the Offer will be to acquire control of, and the entire equity interest in, Circon. U.S. Surgical currently intends, as soon as practicable following completion of the Offer, to propose and seek to have Circon consummate the Proposed Merger pursuant to which each then outstanding Circon Share (other than Circon Shares owned by U.S. Surgical or any of its subsidiaries and Circon Shares owned by shareholders who perfect any available dissenters' rights they may have under Delaware law) would be converted into the right to receive cash in the same amount as received per Circon Share in the Offer, and Circon would become a wholly owned subsidiary of U.S. Surgical.

               The Offer will be conditioned, among other things, upon the following:

               (1) The Minimum Condition. There must be validly tendered and not withdrawn prior to the Expiration Date that number of Circon Shares which, when added to the shares beneficially owned by U.S. Surgical and its affiliates, would represent 67% of the Circon Shares outstanding on a fully diluted basis on the date of purchase.

               (2) The Business Combination Condition. Under the Business Combination Condition, U.S. Surgical must be satisfied, in its sole discretion, that after consummation of the Offer, the restrictions contained in
          Section 203 of the Delaware General Corporation Law ("Section 203") will not apply to the Proposed Merger. Subject to certain exceptions, Section 203 generally provides that if either U.S. Surgical Corp. or USSA acquires beneficial ownership of 15% or more of the outstanding Shares (thereby becoming an "Interested Stockholder"), neither U.S. Surgical Corp. nor USSA, respectively, could engage in a business combination (defined to include a variety of transactions, including mergers such as the Proposed Merger) with Circon or any affiliate of Circon for three years after U.S. Surgical Corp. or USSA, respectively, became an Interested Stockholder. The three-year prohibition would not apply to the Proposed Merger if, among other things, the Circon Board adopts a resolution approving the Proposed Merger or exempting such merger from Section 203, provided that such resolution is adopted prior to the date that U.S. Surgical Corp. or USSA becomes an Interested Stockholder.

               U.S. Surgical Corp. believes that the solicitation and receipt of revocable proxies (including the solicitation and receipt of proxies contemplated hereby) will not constitute U.S. Surgical Corp. or USSA an "Interested Stockholder" of Circon under Section 203.

               (3)  The Rights Condition.  Under the Rights
          Condition, the Rights must have been redeemed by the Circon Board or U.S. Surgical Corp. must be satisfied, in its sole discretion, that the Rights are unenforceable or otherwise inapplicable to the Offer and the Proposed Merger.

               The Offer is also subject to other terms and conditions which will be described in the Offer to Purchase and the related Letter of Transmittal, copies of which will be available from Kissel-Blake at the address and telephone number set forth on the back cover of this Proxy Statement. U.S. Surgical urges you to obtain a copy of the Offer to Purchase, the Letter of Transmittal and other Offer documents.

               IF ELECTED, THE U.S. SURGICAL NOMINEES WILL, SUBJECT TO THEIR FIDUCIARY DUTIES, SEEK TO CAUSE THE FULL CIRCON BOARD TO CONSUMMATE A SALE OF CIRCON AND, IF NO VIABLE
          BIDS IN EXCESS OF $[   ] PER CIRCON SHARE ARE RECEIVED,
          TO TAKE ALL STEPS NECESSARY TO PERMIT THE OFFER AND THE PROPOSED MERGER TO PROCEED AS PROMPTLY AS PRACTICABLE.

                              CERTAIN LITIGATION

               On September 17, 1996, U.S. Surgical Corp. commenced a lawsuit by filing a complaint in the Court of Chancery in the State of Delaware against Circon seeking, among other things, an order enjoining the operation of the Rights and declaring that the Rights are inapplicable or unenforceable as applied to the Initial Offer and the Proposed Merger. In addition, the complaint seeks an order terminating three lucrative employee "incentive" compensation plans adopted by Circon in connection with the Initial Offer.

               On September 18, 1996, U.S. Surgical Corp. filed suit in the Court of Chancery in the State of Delaware against Circon seeking to compel Circon to provide U.S. Surgical Corp. with full information necessary to enable U.S. Surgical Corp. to communicate directly with the Company's shareholders. Circon has agreed to provide such information, accordingly, this suit is in suspense.

                           SOLICITATION OF PROXIES

               Proxies may be solicited by mail, advertisement, telephone, telecopier, in person or by other means. The proxies solicited hereby are solicited by U.S. Surgical. In addition to U.S. Surgical, the two U.S. Surgical nominees, Mr. Elson and Mr. Krulak may be deemed "participants" in this solicitation, as that term is defined in Schedule 14A under the Securities Exchange Act of 1934, as amended. Solicitations may be made by directors, officers, investor relations personnel and other employees of U.S. Surgical, none of whom will receive additional compensation for such solicitations. U.S. Surgical will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of its solicitation materials to the beneficial owners of the Shares they hold of record. U.S. Surgical will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

               U.S. Surgical has retained the Agent for solicitation and advisory services in connection with the solicitation, for which the Agent is to receive a fee of up to $_________, together with reimbursement for its reasonable out-of-pocket expenses. U.S. Surgical has also agreed to indemnify the Agent against certain liabilities and expenses, including liabilities and expenses under the federal securities laws. The Agent will solicit proxies for the Annual Meeting from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that the Agent will employ approximately 25 persons to solicit shareholders for the Annual Meeting. The Agent is also acting as Information Agent in connection with the Offer, for which the Agent will be paid customary compensation in addition to reimbursement of reasonable out-of-pocket expenses.

               Salomon Brothers Inc ("Salomon Brothers") will act as Dealer Manager in connection with the Offer and serving as financial adviser to U.S. Surgical Corp. and USSA in connection with the proposed acquisition of Circon. To date, U.S. Surgical has paid Salomon Brothers a fee of $750,000. In addition, U.S. Surgical Corp. has also agreed to pay Salomon Brothers a fee of $2,500,000 (less any fees theretofore paid) contingent upon consummation of the acquisition by merger, tender offer or otherwise by U.S. Surgical of Circon or the purchase by U.S. Surgical of all or substantially all of the assets, or more than 50% of the equity securities, of Circon (collectively, an "Acquisition Transaction"). If no Acquisition Transaction is consummated, U.S. Surgical has agreed to pay Salomon Brothers a fee (in addition to the initial $750,000) equal to 11.1% of the sum of the aggregate profit received by U.S. Surgical from sales of Shares owned by U.S. Surgical plus any "break-up," termination, expense reimbursement or similar fees or payments received by U.S. Surgical, but in no event in excess of an additional $1 million. In addition, U.S. Surgical Corp. has agreed to reimburse Salomon Brothers for its reasonable out-of-pocket expenses, including, without limitation, reasonable fees and disbursements of its counsel, incurred in connection with the Initial Offer, the Offer and the Proposed Merger or otherwise arising out of Salomon Brothers engagement, and has also agreed to indemnify Salomon Brothers (and certain affiliated persons) against certain liabilities and expenses, including, without limitation, certain liabilities under the federal securities laws. Salomon Brothers also acted as U.S. Surgical's agent for the acquisition in the open market of Shares prior to the commencement of the Offer, for which it received customary fees, and has rendered, and may from time to time in the future render, various investment banking services to U.S. Surgical and its affiliates, for which it has received and is expected to receive customary fees. In connection with Salomon Brothers' engagement as financial advisor, U.S. Surgical anticipates that employees of Salomon Brothers may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are Circon shareholders for the purpose of assisting in the solicitation of proxies for the Annual Meeting. Salomon Brothers will not receive any additional fee for or in connection with such activities apart from the fees which it is otherwise entitled to receive as described above.

               The entire expense of soliciting proxies for the Annual Meeting is being borne by U.S. Surgical. U.S. Surgical will not seek reimbursement for such expenses from Circon. Costs incidental to these solicitations of proxies include expenditures for printing, postage, legal, accounting, public relations, soliciting, advertising and related expenses and are estimated to be approximately $_________ in addition to the fees of Salomon Brothers described above. Total costs incurred to date in furtherance of or in connection with these solicitations of proxies are approximately $________.

                              OTHER INFORMATION

               U.S. Surgical Corp. is primarily engaged in developing, manufacturing and marketing a proprietary line of technologically advanced surgical wound management products to hospitals throughout the world. U.S. Surgical Corp. currently operates domestically and internationally through subsidiaries, divisions and distributors. USSA is a recently formed, wholly owned subsidiary of U.S. Surgical which to date has not conducted any business other than in connection with the Initial Offer and the Proposed Merger. The principal executive offices of each of U.S. Surgical Corp. and USSA are located at 150 Glover Avenue, Norwalk, Connecticut 06856.

               Certain information about the Directors and executive officers of U.S. Surgical Corp. and certain employees and other representatives of U.S. Surgical Corp. and USSA who may also assist the Agent in soliciting proxies is set forth in the attached Schedule
          I. Schedule II sets forth certain information relating to Circon Shares acquired by U.S. Surgical. U.S. Surgical has not disposed of any Circon Shares in the past two years, except for an aggregate of 13,926 Shares transferred to the U.S. Surgical Nominees as described herein.Except for the Circon Shares purchased in the Initial Offer, all such Circon Shares were acquired in open market purchases. Certain information regarding the Shares, the beneficial ownership of Shares held by Circon directors, nominees, management and 5% shareholders, other information concerning Circon's management, the procedures for submitting proposals for consideration at the next Annual Meeting of Shareholders of Circon and certain other matters regarding Circon and the Annual Meeting is or will be contained in the Circon Proxy Statement and is incorporated herein by reference.
          Circon has provided its stockholders with its Annual Report to Stockholders for the year ended December 31, 1996, which contains certain information as to Circon's financial condition and other matters.

               U.S. Surgical assumes no responsibility for the accuracy or completeness of any information contained herein which is based on, or incorporated by reference to, the Circon Proxy Statement or the Annual Report.

               PLEASE INDICATE YOUR SUPPORT OF THE U.S. SURGICAL NOMINEES AND THE MAXIMIZE VALUE RESOLUTION BY COMPLETING, SIGNING AND DATING THE ENCLOSED BLUE ANNUAL MEETING PROXY CARD AND RETURNING IT PROMPTLY TO U.S. SURGICAL, C/O KISSEL-BLAKE INC., 100 WALL STREET, NEW YORK, NEW YORK 10005 IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF THE ENVELOPE IS MAILED IN THE UNITED STATES.

                                        UNITED STATES SURGICAL CORPORATION
                                        USS ACQUISITION CORP.

          NORWALK, CONNECTICUT
          __________, 1997



                                  SCHEDULE I

                     INFORMATION CONCERNING THE DIRECTORS
                AND EXECUTIVE OFFICERS, AND CERTAIN EMPLOYEES
                        AND OTHER REPRESENTATIVES OF,
                                U.S. SURGICAL

          The business address of each person listed below is 150
          Glover Avenue, Norwalk, Connecticut 06856.


                                       Principal Occupation or
                                       Employment, 5-year
               Name                    Employment History

          Thomas R. Bremer           Senior Vice
                                     President and
                                     General Counsel
                                     of U.S. Surgical
                                     Corp. since
                                     January 1994 of
                                     Parent; Vice
                                     President and
                                     General Counsel
                                     since 1989.

          Leon C. Hirsch             Chairman of the Board
                                     and Chief Executive
                                     Officer of U.S.
                                     Surgical Corp. since
                                     July 1996; prior
                                     thereto, Chairman of
                                     the Board, President
                                     and Chief Executive
                                     Officer of U.S.
                                     Surgical Corp. since
                                     1987.

          Pamela Komenda             Corporate Secretary of
                                     U.S. Surgical Corp.
                                     since 1989.

          Marianne Scipione          Vice President
                                     Corporate
                                     Communications of
                                     U.S. Surgical
                                     since 1989.

          Scott Spitzer              Senior Director
                                     and Senior
                                     Counsel of U.S.
                                     Surgical Corp.
                                     since 1991.


                                SCHEDULE II

          ACQUISITIONS OF CIRCON SHARES DURING THE PAST TWO YEARS
          BY U.S. SURGICAL

               Transaction Date    Shares Acquired  Price Per Share

               7-2-96                5,000          $12.50

               7-8-96               75,000          12.88

               7-8-96               15,000          12.38

               7-8-96               25,000          12.25

               7-8-96               55,000          12.38

               7-8-96               45,000          12.44

               7-9-96               50,000          12.13

               7-10-96              35,000          12.00

               7-11-96              75,000          11.75

               7-12-96              10,000          10.38

               7-12-96              10,000          10.63

               7-12-96               5,000          11.00

               7-12-96              20,000          11.25

               7-12-96              20,000          11.38

               7-15-96              15,000          10.00

               7-15-96             100,000          10.13

               7-15-96              30,000          10.88

               7-15-96               5,000          10.00

               7-15-96               5,000          10.13

               7-23-96               5,000           8.88

               7-23-96              20,000           9.00

               7-23-96              30,000           9.13

               7-23-96              60,000           9.25

               7-24-96              10,000           8.88

               7-24-96              10,000           9.00

               7-25-96               5,000           9.00

               7-25-96               5,000           9.88

               7-25-96              10,000          10.13

               7-25-96              25,000          10.25

               7-25-96              10,000          10.38

               7-25-96              35,000          10.44

               7-26-96              25,000          10.50

               7-26-96              35,000          10.25

               7-26-96              45,000          10.38

               7-30-96              55,000           9.75

               7-31-96               5,000           9.75

               8-1-96                5,000          11.63

               8-1-96                5,100          12.00

               7-15-97             973,194          14.50


                                 IMPORTANT

               Your vote is important.  No matter how many or how
          few Circon Shares you own, please give U.S. Surgical
          your proxy FOR the election of the U.S. Surgical
          Nominees and FOR the Maximize Value Resolutions by:

               MARKING the enclosed BLUE Annual Meeting proxy card,

               SIGNING the enclosed BLUE Annual Meeting proxy card,

               DATING the enclosed BLUE Annual Meeting proxy card and

               MAILING the enclosed BLUE Annual Meeting proxy card TODAY in the envelope provided (no postage is required).

               If you have already submitted a proxy to Circon for the Annual Meeting, you may change your vote to a vote FOR the election of the election of the U.S. Surgical Nominees and FOR the Maximize Value Resolution by marking, signing, dating and returning the enclosed BLUE proxy card for the Annual Meeting, which must be dated after any proxy you may have submitted to Circon. Only your latest dated proxy for the Annual Meeting will count at such meeting.

               If you have any questions or require any additional information concerning this Proxy Statement or the proposal by U.S. Surgical to acquire Circon, please contact Kissel-Blake Inc. at the address set forth below. If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the BLUE Annual Meeting proxy card.


           If you have questions or need assistance in voting your shares please contact:

                              KISSEL-BLAKE INC.
                               110 Wall Street
                          New York, New York  10005
                        Call Toll-Free (800) 554-7733
                Brokers and Banks, please call (212) 344-6733



                                        [Form of Proxy]

 PROXY SOLICITED BY UNITED STATES SURGICAL CORPORATION ("U.S. SURGICAL CORP.") AND USS ACQUISITION CORP. (TOGETHER WITH U.S. SURGICAL CORP., "U.S SURGICAL")
   IN OPPOSITION TO THE BOARD OF DIRECTORS OF CIRCON CORPORATION

The undersigned hereby appoints LEON C. HIRSCH and THOMAS R. BREMER and each of them, the proxy or proxies of the undersigned, with full power of substitution to vote all shares of Common Stock, par value $.01 per share, of CIRCON CORPORATION (the "Company") which the undersigned would be entitled to vote if personally present at the 1997 Annual Meeting of Stockholders of the Company and at any and all adjournments, postponements, reschedulings or continuations thereof (the "Meeting").

        U.S. SURGICAL RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 BELOW.

     1.   ELECTION OF DIRECTORS (check one box only)
          FOR BOTH NOMINEES ( )                      WITHHOLD AUTHORITY ( )
          LISTED BELOW                         TO VOTE FOR BOTH NOMINEES
                                               LISTED BELOW:

                   CHARLES M. ELSON      VICTOR H. KRULAK
(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CHECK THE "FOR" BOX ABOVE AND WRITE THAT NOMINEE'S NAME ON THE LINE PROVIDED BELOW).

     2.   U.S. SURGICAL'S MAXIMIZE VALUE RESOLUTION AS MORE FULLY DESCRIBED
          IN U.S. SURGICAL'S PROXY STATEMENT DATED [       ], 1997.

                         FOR( )         AGAINST( )          ABSTAIN( )

THE PROXIES ARE HEREBY AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY
ADJOURNMENTS, POSTPONEMENTS, RESCHEDULINGS OR CONTINUATIONS THEREOF.
                                                                   (Over)



This proxy will be voted as directed, but if no direction is indicated, it will be voted FOR the election of the nominees listed in Proposal 1, FOR the adoption of the resolution described in Proposal 2 and, in the discretion of the proxies, on such other matters as any properly come before the Meeting or any adjournments, postponements, reschedulings or continuations thereof. There is cumulative voting in the election of directors, and unless otherwise indicated by the stockholder, a vote for the nominees listed in Proposal 1 will give the proxies discretionary authority to cumulate all votes to which the undersigned is entitled and to allocate such votes in favor of one or both of such nominees, as the proxies may determine.

U.S. SURGICAL RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR THE RESOLUTION DESCRIBED IN PROPOSAL 2.

The undersigned hereby acknowledges receipt of the Proxy Statement of U.S.
Surgical dated [       , 1997].

                                   DATED:                            , 1997

                                   _________________________________________
                                   Signature

                                   _________________________________________
                                   Signature, if held jointly

                                   _________________________________________
                                   Title or Authority

                                   Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate proxies should be signed by an authorized officer.

                                   PLEASE SIGN, DATE AND RETURN THIS CARD
                                   PROMPTLY USING THE ENCLOSED ENVELOPE.